Exhibit 99(a)

                                 SUNGROUP, INC.
                                AND SUBSIDIARIES

                       Consolidated Financial Statements
                           December 31, 1998 and 1997

                         SUNGROUP, INC. AND SUBSIDIARIES
                                Table of Contents


                                                                   Page
---------------------------------------------------------------------------
Independent Auditor's Report                                         1
Financial Statements
   Consolidated statement of operations                              2
   Consolidated balance sheet                                        3
   Consolidated statement of changes in stockholders'
      equity (deficit)                                               4
   Consolidated statement of cash flows                              5
   Notes to consolidated financial statements                        6

                          Independent Auditor's Report


The Board of Directors and Stockholders
SunGroup, Inc. and Subsidiaries
Sarasota, Florida


We have audited the accompanying consolidated balance sheet of SunGroup, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunGroup, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

On December 12, 1997, management committed to a formal plan to dispose of the assets of the Corporation. Consequently, the consolidated statement of operations for the year ended December 31, 1998 presents the results of discontinued operations and the earnings per share resulting from discontinued operations.




Indianapolis, Indiana
March 17, 1999

                         SUNGROUP, INC. AND SUBSIDIARIES
                      Consolidated Statement of Operations


Year Ended December 31                                1998           1997
-------------------------------------------------------------------------------
Gross Revenues                                     $5,228,602     $9,161,416
   Agency commissions                                (464,999)      (979,632)
                                                 ------------------------------
                                                    4,763,603      8,181,784
                                                 ------------------------------
Expenses
   Technical and programming                        1,081,075      2,050,326
   Selling, general and administrative              4,563,879      5,681,098
                                                 ------------------------------
                                                    5,644,954      7,731,424
                                                 ------------------------------
Income (Loss) From Operations                        (881,351)       450,360
                                                 ------------------------------

Other Income (Expense)
   Gain on disposal of assets                      11,325,263
   Interest expense                                (1,032,702)      (349,034)
   Other                                              (61,881)       (21,412)
                                                 ------------------------------
                                                   10,230,680       (370,446)
                                                 ------------------------------

Income Before Income Taxes                          9,349,329         79,914

Income Tax Expense (Benefit)                        1,344,549       (629,400)
                                                 ------------------------------

Net Income                                         $8,004,780     $  709,314
                                                 ==============================

Basic Earnings Per Share                                 $1.16          $.11

Diluted Earnings Per Share                                 .65           .05


See notes to consolidated financial statements.

                                      (4)

                         SUNGROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet

December 31                                                        1998          1997
--------------------------------------------------------------------------------------------
                                      Assets
Current Assets
   Cash and cash equivalents                                    $2,297,751  $  1,338,065
   Accounts receivable, less allowances of $92,568
     and $59,028                                                   376,907     1,460,218
   Income taxes receivable                                                        10,000
   Prepaid expenses and other current assets                        69,115       183,146
   Escrow receivable                                               525,000
   Deferred income taxes                                                       1,582,591
                                                             -------------------------------
         Total current assets                                    3,268,773     4,574,020
                                                             -------------------------------

Property, Plant and Equipment, net                                  94,188     1,591,970
                                                             -------------------------------

Other Assets
   Intangible assets                                               453,494     5,748,421
   Other assets                                                      2,100        84,595
                                                             -------------------------------
                                                                   455,594     5,833,016
                                                             -------------------------------

                                                                $3,818,555   $11,999,006
                                                             ===============================

                      Liabilities and Stockholders' Deficit
Current Liabilities
   Current maturities of long-term debt                        $   448,049   $ 9,981,522
   Accounts payable and accrued expenses                            20,442       526,978
   Accrued payroll                                                 453,947        63,296
   Accrued state income tax                                        511,978       205,332
   Accrued federal income tax                                      448,070        10,000
                                                             -------------------------------
         Total current liabilities                               1,882,486    10,787,128
                                                             -------------------------------

Long-Term Debt                                                                   624,341
                                                             -------------------------------

Deferred Income Taxes                                              132,202     1,108,395
                                                             -------------------------------
Stockholders' Equity (Deficit)
   Common stock--no par value
     Authorized--30,000,000 shares
     Issued and outstanding--6,988,300 and
       6,543,700 shares                                          3,770,639     3,770,639
   Additional paid-in capital                                      289,140     5,969,195
   Retained deficit                                             (2,255,912)  (10,260,692)
                                                             -------------------------------
                                                                 1,803,867      (520,858)
                                                             -------------------------------
                                                                $3,818,555   $11,999,006
                                                             ===============================

See notes to consolidated financial statements.

                                      (5)

                         SUNGROUP, INC. AND SUBSIDIARIES
      Consolidated Statement of Changes in Stockholders' Equity (Deficit)

                                                   Common Stock       Additional                Stockholders'
                                                 ---------------       Paid-In       Retained      Equity
                                                 Shares   Amount       Capital       Deficit      (Deficit)
--------------------------------------------------------------------------------------------------------------
Balance, January 1, 1997                      6,543,700  $3,770,639   $5,969,195  $(10,970,006)  $(1,230,172)
   Net income                                                                          709,314       709,314
                                              ----------------------------------------------------------------
Balance, December 31, 1997                    6,543,700   3,770,639    5,969,195   (10,260,692)     (520,858)
   Warrants exercised for a total of $.22       444,600
   Warrants redeemed and cancelled totaling
     7,290,136 shares                                                 (5,680,055)                 (5,680,055)
   Net income                                                                        8,004,780     8,004,780
                                              ================================================================
Balance, December 31, 1998                    6,988,300  $3,770,639  $   289,140 $  (2,255,912)   $1,803,867
                                              ================================================================

See notes to consolidated financial statements.

                                      (6)

                        SUNGROUP, INC. AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows

Year Ended December 31                                          1998         1997
---------------------------------------------------------------------------------------
Operating Activities
   Net income                                                $8,004,780  $   709,314
   Reconciliation of net income to net cash provided
    (used) by operating activities
     Depreciation and amortization                              568,010      656,259
     Gain on disposal of assets                             (11,325,263)
     Net (income) expense from barter transactions              (71,698)      40,818
     Deferred income taxes                                      606,398     (568,389)
     Changes in
       Accounts receivable                                    1,083,311      178,671
       Income tax receivable                                     10,000       51,000
       Prepaid expenses and other current assets                114,031        9,667
       Accounts payable and accrued expenses                    712,651     (156,525)
       Interest payable                                                       (4,292)
       Other assets                                              82,495      (70,071)
                                                           ----------------------------
       Net cash provided (used) by operating activities        (215,285)     846,452
                                                           ----------------------------

Investing Activities
   Purchase of property and equipment                           (65,947)    (184,639)
   Purchase of intangible asset                                              (32,921)
   Proceeds from sale of assets                              17,090,909
                                                           ----------------------------
       Net cash provided (used) by investing activities      17,024,962     (217,560)
                                                           ----------------------------

Financing Activities
   Repayments of long-term debt                             (10,569,936)    (642,577)
   Proceeds from long-term debt                                 400,000      800,000
   Payment for warrants redeemed and cancelled               (5,680,055)
                                                           ----------------------------
       Net cash provided (used) by financing activities     (15,849,991)     157,423
                                                           ----------------------------

Increase in Cash and Cash Equivalents                           959,686      786,315

Cash and Cash Equivalents, Beginning of Year                  1,338,065      551,750
                                                           ----------------------------

Cash and Cash Equivalents, End of Year                       $2,297,751   $1,338,065
                                                           ============================

Supplemental Cash Flows Information
   Interest paid                                             $1,032,702     $315,119
   Income taxes paid                                            124,828      102,807

Non-Cash Transactions
   Accrued interest added to note                                12,122       11,793
   Funds escrowed upon sale of stations                         525,000

See notes to consolidated financial statements.

                                      (7)

                        SUNGROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
SunGroup, Inc. and subsidiaries' (the "Corporation") business is the operation of commercial radio stations. At December 31, 1998, the Corporation owned one radio station located in New Mexico. The station is operated under a Local Marketing Agreement ("LMA") by a third party. The station is licensed with the Federal Communications Commission ("FCC"), with its license required to be renewed every seven years. The Corporation grants credit to customers, substantially all of whom are located in the same area as the radio station.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, depreciation and amortization, taxes and contingencies.

On December 12, 1997, management adopted a formal plan to dispose of the assets of the Corporation. Consequently, the consolidated statement of operations for the year ended December 31, 1998 presents the results of discontinued operations and the earnings per share resulting from discontinued operations.

Consolidation
The consolidated financial statements include the accounts of SunGroup, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents
Cash and cash equivalents consist of bank deposits in federally insured accounts. At December 31, 1998, the Corporation's cash accounts exceeded federally insured limits by approximately $2,208,000.

For purposes of the statement of cash flows, the Corporation considers all highly liquid debt instruments, if any, purchased with an original maturity of three months or less to be cash equivalents.

Intangible Assets
Intangible assets represent the excess of the cost to acquire radio station assets over the sum of the fair values of the net tangible assets acquired. The excess of the cost over the fair values of assets acquired is allocated to goodwill and the broadcast license and is amortized over 25 years using the straight-line method. During 1997, the Corporation incurred costs associated with the operations of a station in Texas under a time brokerage agreement. These costs were being amortized over five years, but were fully amortized during 1998.


                                      (8)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Property and Equipment
Property and equipment are stated at cost, and depreciation is computed on a straight-line basis using estimated lives as follows:

------------------------------------------------------------
Buildings                                    20 years
Broadcast equipment                         5-10 years
Furniture and fixtures                       10 years
Transportation equipment                     3 years
Leasehold improvements                    Life of lease

Expenditures for maintenance and repairs are charged to operations. Renewals and improvements are capitalized. The cost and the accumulated depreciation for property and equipment retired or sold are removed from the accounts and the resulting gain or loss is included in other income.

Income taxes
Income taxes in the consolidated statement of operations include deferred income tax provisions for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Corporation files a consolidated federal income tax return.

Revenue Recognition
Revenue is recognized as advertising time is aired by the Corporation's radio stations. Revenue from barter transactions is recognized in accordance with Accounting Principles Board Opinion 29 and, to the extent applicable, Emerging Issues Task Force Issue No. 93-11. Revenue is recognized as advertising time is aired while the expense is recognized upon the receipt of the bartered merchandise or service. Upon entering into a barter agreement, the Corporation records an asset and a liability at the estimated fair market value of the product or service to be received. The asset is relieved as goods/services are received while the liability is relieved as advertising spots are run.

Reclassifications
Certain amounts presented in prior year financial statements have been reclassified to conform to the current year presentation.


                                      (9)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 1 -- Property and Equipment

Property and equipment consist of the following:

December 31                                       1998         1997
-------------------------------------------------------------------------
Land                                                      $    235,307
Buildings                                                      543,391
Leasehold improvements                          $  2,659        91,334
Equipment and furnishings                        531,971     2,893,138
Vehicles                                          29,038       138,944
                                              ---------------------------
                                                 563,668     3,902,114
Accumulated depreciation                        (469,480)   (2,310,144)
                                              ---------------------------
                                                 $94,188    $1,591,970
                                              ===========================


Note 1 -- Intangible Assets

Intangible assets consist of the following:

December 31                                      1998          1997
-------------------------------------------------------------------------
Goodwill                                                    $4,243,678
Broadcast license                               $812,375     5,236,716
Start-up costs                                                  32,921
                                              ---------------------------
                                                 812,375     9,513,315
Accumulated amortization                        (358,881)   (3,764,894)
                                              ---------------------------
                                                $453,494    $5,748,421
                                              ===========================

                                      (10)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 1 -- Long-Term Debt

Long-term debt consists of the following:

December 31                                                                                      1998            1997
--------------------------------------------------------------------------------------------------------------------------
Notes payable, three individuals, interest at 0%; total principal payments of
   $50,000 due monthly with balloon of $1,640,000 due January 1998. In January
   1998, the Corporation paid $820,000 in full satisfaction of two of the note holders. The third note holder has renegotiated a new note bearing interest at 10%,
   maturing June 1998                                                                                          $1,640,000
Note payable, an individual, interest at 0%; monthly principal payments based on cash
   flow of subsidiary; balance due August 2002                                                                    225,628
Note payable, a related party, interest at 2.7%; $500,000 face amount; accrued interest
   added to note; entire balance due January 2003, unsecured                                   $448,049           435,928
Note payable, bank, interest at prime plus 1%; monthly payments of $1,520 including
   interest; balance due September 2000                                                                            47,988
Note payable, institution that is a warrant holder, interest at 0%; annual principal payments commenced March 1, 1995 based on Corporation's cash flow as defined;
   balance due February 15, 1998; if not paid in full by that date, interest accrues after that date at 4% above the ten-year treasury bond equivalent rate and the number of shares purchasable under its warrants will increase by an amount equal to 8% of the then outstanding common stock of the Corporation
   assuming that all warrants outstanding are exercised                                                         3,821,913
Note payable, institution that is a warrant holder, interest at 0%; annual principal payments commenced March 1, 1995 based on Corporation's cash flow as defined; balance due February 15, 1998; if not paid in full by that date, interest accrues after that date at 4% above the ten-year treasury bond equivalent rate and the number of shares purchasable under its warrants will increase by an amount equal to 2% of the then outstanding common stock of the
   Corporation assuming that all warrants outstanding are exercised                                               799,655
Note payable, a foundation that is also a stock and warrant holder, interest at
   0%; annual principal payments commenced March 1, 1995 based on the
   Corporation's cash flow as defined; balance due February 15, 1998; if not paid in full by that date, interest accrues after that date at 4% above the ten-year treasury bond equivalent rate and the number of shares purchasable under its warrant will increase by an amount equal to .35% of the then outstanding common stock of the Corporation assuming that all warrants
   outstanding are exercised                                                                                       167,427
Notes payable, three individuals, all of whom are stock and warrant holders (one is an officer and director and one is a director), interest at 0%; balance is due February 15, 1998; if not paid in full by that date, interest accrues after that date at 4% above the ten-year treasury bond equivalent rate and the number of shares purchasable under the warrants increase by an amount equal to .966% of the then outstanding common stock of the Corporation assuming that all warrants outstanding are exercised; subordinated to the notes payable to institution and to the foundation 483,002 Note payable, institution,
   interest at 10%; monthly payments of interest only; balance due June 1998.                                     800,000
Note payable, financial institution, interest at 12%; monthly payments of interest only;
   balance due June 1998                                                                                        2,184,322
                                                                                            --------------- ----------------
                                                                                                448,049        10,605,863
   Current maturities                                                                          (448,049)       (9,981,522)
                                                                                            --------------- ----------------
                                                                                            $          0    $     624,341
                                                                                            =============== ================

                                      (11)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Stockholders' Equity

During 1998, warrants for 7,290,136 shares of stock were redeemed and cancelled for $5,680,055.


Income Taxes

The reconciliation of income tax to the tax at the federal statutory income tax rate is as follows:

December 31                                              1998         1997
-------------------------------------------------------------------------------
Income before income taxes                            $9,349,329      $79,914
                                                    ===========================
Tax expense at statutory rate of 34%                  $3,178,772   $   21,171
Tax effect of
   State income tax (net of federal effect)              300,340      (85,156)
   Nondeductible expenses                                 59,866       83,964
   Goodwill recorded as a reduction of realized gain  (2,052,086)    (576,487)
   Other                                                (237,076)      40,839
Increase (decrease) in valuation allowance                94,733     (113,731)
                                                    ---------------------------
                                                      $1,344,549    $(629,400)
                                                    ===========================

Income tax expense (benefit) consists of the following:

Year Ended December 31                                    1998        1997
-------------------------------------------------------------------------------
Current payable
   Federal                                             $  397,070   $ (72,503)
   State                                                  407,286      11,492
                                                    ---------------------------
                                                          804,356     (61,011)
                                                    ---------------------------
Deferred
   Federal                                                492,418    (427,873)
   State                                                   47,775    (140,516)
                                                    ---------------------------
                                                          540,193    (568,389)
                                                    ===========================

                                                       $1,344,549   $(629,400)
                                                    ===========================


                                      (12)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


The components of the net deferred tax (liability) asset are as follows:

December 31                                                                   1998          1997
------------------------------------------------------------------------------------------------------
Difference in depreciation methods of property and equipment               $  (8,993)     $(24,688)
Difference in amortization method of broadcast licenses                     (154,188)     (985,626)
Allowance for doubtful accounts                                               31,473        20,070
Imputed interest on zero percent notes                                                      53,396
State deferred taxes                                                         101,901        23,411
Other                                                                                          495
Net operating loss carryforwards                                                         1,394,800
                                                                        ------------------------------
                                                                             (29,807)      481,858
Valuation allowance                                                         (102,395)       (7,662)
                                                                        ------------------------------

                                                                           $(132,202)     $474,196
                                                                        ==============================

Assets                                                                      $133,374    $1,492,172
Liabilities                                                                 (163,181)   (1,010,314)
Valuation allowance                                                         (102,395)       (7,662)
                                                                        ------------------------------

                                                                           $(132,202) $    474,196
                                                                        ==============================

The valuation allowance at December 31, 1998 is $102,395 and was increased by $94,733 during the current year due to increased state net operating losses the Corporation will be unable to utilize.


Incentive Compensation Plans

The Corporation accounts for its incentive stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Although the Corporation has elected to follow APB Opinion No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for its employee stock options under that statement. The Corporation has not made the pro forma disclosures required by SFAS No. 123 since there have been no options granted since 1994.



                                      (13)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


In 1986, the Corporation initiated the Key Employee Incentive Bonus Stock Option Plan for the purpose of granting options to key employees. Options granted each year are exercisable after two years and expire after ten years, termination of employment, or upon dissolution or liquidation of the Corporation, or merger if the Corporation is not the surviving entity and there is not an express assumption by the surviving entity. Each option enables the holder to purchase one share of common stock. All options exercisable under the above Plan had expired as of December 31, 1998. A summary of changes in the stock options follows:

                                                       Number of Shares
                                                      ------------------
December 31                                             1998      1997
------------------------------------------------------------------------
Qualified
   Outstanding at beginning of year                     3,200     3,200
   Expired                                              3,200
                                                      ------------------
   Outstanding at end of year                               0     3,200
                                                      ==================
   Option price range at December 31                             $3.00
                                                                   to
                                                                 $4.00

In addition, in 1987 a non-qualified Plan was established to grant options to certain other key personnel. Each option enables the holder to purchase one share of common stock. All shares are exercisable over a ten-year period. There were 10,000 options exercisable at a price of $3 per share under this plan at December 31, 1998. During 1998, 4,000 options exercisable at a price of $4 per share expired due to termination of the holder's employment. No option have been exercised under this plan as of December 31, 1998. The outstanding options expire in 1999.


Earnings Per Share

Earnings per share (EPS) were computed as follows:

                                                                                   Year Ended December 31,1998
                                                                       -----------------------------------------------------
                                                                                          Weighted Average
                                                                                               Shares          Per-Share
                                                                             Income                             Amount
                                                                       -----------------------------------------------------
Net Income                                                                  $8,004,780
     Less:  Preferred stock dividends
                                                                       -------------------
Basic Earnings Per Share
   Income available to common stockholders                                   8,004,780          6,900,598      $1.16
                                                                                                            ================
Effect of Dilutive Securities
   Warrants                                                                                     5,439,572
                                                                       --------------------------------------
Diluted Earnings Per Share
   Income available to common stockholders and
   assumed conversions                                                      $8,004,789         12,340,170           $.65
                                                                       =====================================================

                                      (14)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Options to purchase 10,000 shares of common stock at $3 per share were outstanding at December 31, 1998, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                                   Year Ended December 31,1997
                                                                       -----------------------------------------------------
                                                                                          Weighted Average
                                                                                               Shares          Per-Share
                                                                             Income                             Amount
                                                                       -----------------------------------------------------
Net Income                                                                    $709,314
     Less:  Preferred stock dividends
                                                                       -------------------
Basic Earnings Per Share
   Income available to common stockholders                                     709,314          6,543,700          $.11
                                                                                                            ================
Effect of Dilutive Securities
   Warrants                                                                                     6,619,862
                                                                       --------------------------------------
Diluted Earnings Per Share
   Income available to common stockholders and assumed conversions
                                                                              $709,314         13,163,562           $.05
                                                                       =====================================================

Options to purchase 17,200 shares of common stock at $3 to $4 per share were outstanding at December 31, 1998, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


Stock Warrant

Duing 1998, the Corporation issued 2,636,152 additional warrants. At year end, the Corporation has a warrant outstanding exercisable for 1,521,278 shares of stock at a total price of $.11. The warrant includes an anti-dilutive provision, is exercisable currently and expires February 15, 2003.


Commitments and Contingencies

The Corporation has an employment agreement with its president through May 31, 2000, which includes a provision for an annual base salary of $125,000 and annual bonuses of up to 50% of his annual salary. As part of restructuring the Corporation's debt, the president has agreed to a maximum compensation of $132,200 per year. Upon termination of the president "without cause" or if the president terminates his employment for "good reason," his salary will be continued for 24 months. The agreement provides for a death benefit to the president's estate of two and one half times the current annual base salary and a lump sum payment equal to two times the current annual base salary if he should become permanently disabled. The Corporation is not insured against either of these events. The president is also granted the option to put his stock back to the Corporation at a mutually agreed-upon fair market value.


                                      (15)

SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


The Corporation rents its office under an operating lease. The lease agreement requires the Corporation to pay utilities, insurance and maintenance. Substantially all of the Corporation's operating leases were assumed during 1998 by the buyer upon sale of the stations or by the operator upon execution of the LMA. Total rental expense for all operating leases, including short-term leases of less than one year, amounted to $278,877 in 1998 and $177,612 in 1997.

Minimum commitment under its non-cancelable lease is as follows:

Years Ending December 31
-------------------------------------------------------------
1999                                               $26,766
2000                                                27,565
2001                                                27,169
                                                -------------
                                                   $81,500
                                                =============

The Corporation, in the normal course of business, is a defendant in certain lawsuits. Management believes that the results of such litigation will not have a materially adverse effect upon the Corporation's conduct of its business or its financial position.


Dispositions

On October 14, 1998, the Corporation sold substantially all the assets of its Shreveport, Louisiana station. The sales price was $5,575,000, all of which was paid at closing with the exception of $225,000, which is being held pursuant to an Indemnification Escrow Agreement.

On October 28, 1998, the Corporation sold substantially all the assets of its five Texas stations for $12,434,000. The entire purchase price was paid at closing with the exception of $300,000, which is being held pursuant to an Indemnification Escrow Agreement.


Subsequent Event

The Corporation has entered into an asset purchase agreement to sell substantially all the assets of its remaining radio station in Santa Fe, New Mexico for $5,500,000. The sale of this station closed on February 12, 1999, resulting in a gain of approximately $5,000,000. The Corporation will retain its cash and accounts receivable and the buyer will assume certain leases and contracts.

It is anticipated that during 1999, the net proceeds and all cash and cash equivalents, after payment of the Corporation's outstanding obligations, will be distributed and the Corporation liquidated. Management believes the Corporation will have net income in 1999, and therefore assets do not need to be written down.

On February 16, 1999, the Corporation made an initial distribution to the stockholders of fifty cents ($.50) per share. In addition, the Corporation has declared a second distribution in the amount of ten cents ($.10) per share to be issued April 9, 1999.


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


SUNGROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Year 2000

Like all entities, the Corporation is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Corporation does business. If remediation efforts of the Corporation or third parties with which the Corporation does business are not successful, the Year 2000 Issue could have negative effects on the Corporation's financial condition and results of operations in the near term.


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